Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference (i) into the Registration Statement on Form S-8 filed by Inveresk Research Group, Inc. on July 2, 2002, Registration No. 333-91808, as amended and (ii) into the Registration Statement on Form S-3 filed by Inveresk Research Group, Inc. on September 15, 2003, Registration No. 333-108813, as amended, of our report dated February 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), which appears in the Annual Report on Form-10-K of Inveresk Research Group, Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission on February 24, 2004.

Yours Truly

/s/ DELOITTE & TOUCHE LLP
      Edinburgh
      United Kingdom

      March 9, 2004